SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15

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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number: 1-8644

                            IPALCO Enterprises, Inc.
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             (Exact name of registrant as specified in its charter)

         One Monument Circle, Indianapolis, Indiana 46204 (317) 261-8261
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, no par value
                          Common Stock Purchase Rights
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            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]            Rule 12h-3(b)(1)(i)       [X]
     Rule 12g-4(a)(1)(ii)     [ ]            Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(2)(i)      [ ]            Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(ii)     [ ]            Rule 12h-3(b)(2)(ii)      [ ]
                                             Rule 15d-6                [ ]

Approximate number of holders of record as of the certification or notice date:
One (1)                   Pursuant to the requirements of the Securities
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Exchange Act of 1934, IPALCO Enterprises, Inc. has caused this certification/notice to signed on its behalf by the undersigned duly authorized person.



Date:    March 27, 2001                 By:  /s/ Ronald C. Barusch
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                                             Name:   Ronald C. Barusch
                                             Title:  Attorney